EXHIBIT 23.2



June 28, 2001

                    CONSENT OF FLETCHER LEWIS ENGINEERING, INC.




As independent oil and gas consultants, Fletcher Lewis Engineering, Inc. hereby consents to the use of our reserve report for Pontotoc Production, Inc. dated as of April 1, 2001, and to all references to our firm included in or made a part of this Form 10-KSB for the year ended March 31, 2001 filed by Pontotoc Production, Inc. We hereby consent to the incorporation by reference of said report in the Registration Statement of Ascent Energy Inc. on Form S-4 (File No. 333-57746, effective June 29, 2001).





/s/ Fletcher Lewis

FLETCHER LEWIS